RESCISSION OF OPTION AGREEMENT

This Rescission of Option Agreement (the “Agreement”) is made and entered into as of June 17, 2010, by and between Hitoshi Yoshida, an individual residing at No. 22-23, 5 Chome, Nakano, Nakanoku, Tokyo, Japan (“Yoshida”), and  Linyin Wang, an individual residing at Room 1301, Jia Suite, No.2 building, Yulong Park, Zhonglou District, Changzhou, China (“Wang”). Yoshida and Wang are referred to collectively herein as the “Parties”.

WHEREAS:

A.	Yoshida is the owner of 10,000 shares of common stock (the “Yoshida Shares”) of Baby Fox Limited, a British Virgin Islands corporation (the “Company”);

B.
Yoshida and Wang previously entered into a certain Stock Option Agreement dated as of May 6, 2008 (the "Option Agreement") wherein Yoshida agreed to grant Wang an option to purchase 1,500 of the Yoshida Shares subject to the terms and conditions contained in the Option Agreement (the “Option Shares”);

C.	Pursuant to the Exercise Schedule attached to the Option Agreement, 30% of the Option Shares are exercisable as of the Effective Date of this Agreement;

D.	No options have been exercised by Wang as of the Effective Date of this Agreement; and

E.	Yoshida and Wang desire to cancel, rescind and render null and void, ab initio, the Option Agreement in accordance with the terms and subject to the conditions set out herein.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and the payment of $15 by each of the Parties hereto to each of the other Parties hereto and other good and valuable consideration given by each to the other, (the receipt and sufficiency of which are hereby acknowledged by each of the Parties), the Parties, intending to be legally bound, hereby agree as follows:

1.
Rescission of Option Agreement.  Yoshida and Wang hereby agree, subject to the provisions of this Agreement, that effective at and as of the date of last signature (the "Effective Date") the Option Agreement and all other agreements and understandings whether written or oral relating to the subject matter of the Option Agreement shall be rescinded and shall be of no further force and effect.

2.
No Obligations.  Yoshida and Wang and any other party related thereto or controlled thereby, wholly or in part, directly or indirectly, hereby acknowledge and agree, subject to the provisions of this Agreement, that effective at and as of the Effective Date, neither Yoshida nor Huang shall have any further obligations to each other pursuant to or arising directly or indirectly from the Option Agreement or from any other agreement and understanding whether written or oral relating to the subject matter thereof; provided, however, neither Yoshida nor Huang are released from any obligations which may arise under this Agreement.

3.
Release.  Subject to the provisions of this Agreement, effective at and as of the Effective Date, Yoshida and Wang hereby forever release and discharge the other and each of them, together with their respective agents, successors and assigns, from any and all actions, causes of action, contracts, covenants (whether express or implied), claims and demands for damages, indemnity, costs, interest, loss or injury of every nature and kind whatsoever and howsoever (the “Actions”) arising, whether known or unknown, suspected or unsuspected, which such party may heretofore have had, may now have, or may in the future have, at law or in equity, by reason of or arising directly or indirectly from the Option Agreement; provided, however, neither Yoshida nor Huang are released from any Actions which may arise under this Agreement.

4.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of Nevada.

5.	Further Assurances. The Parties agree to execute such further documents and assurances as may be required to effect the intent hereof.

6.
Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

7.
Counterparts.  This Agreement may be executed in any number of counterparts (by original or facsimile signature) and all such counterparts taken together will be deemed to constitute one and the same instrument.

8.	Effect of Agreement. This Agreement will enure to the benefit of and be binding upon the Parties hereto and their respective successors, assigns, heirs, executors and administrators, as applicable.

9.
Entire Agreement.  This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral.  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement to be effective as of the date of last signature below.

Submitted by:	Accepted by:

Hitoshi Yoshida	Linyin Wang
Signature 2010.6.17 Date	Signature 2010.6.17 Date

Signature Page to Rescission of Option Agreement